Exhibit 4.8


                              GUARANTEE AGREEMENT (this "Agreement")
                        dated as of October 10, 1996, among TIME
                        WARNER INC., a Delaware corporation (the
                        "Original Guarantor"), TW INC., a Delaware corporation (the "Additional Guarantor"), and THE FIRST NATIONAL BANK OF CHICAGO (the "Guarantee Trustee").


          WHEREAS, in connection with the issuance by Time Warner Capital I, a Delaware statutory business trust (the "Trust"), of $575,000,000 aggregate liquidation amount of its 8-7/8% Preferred Trust Securities (the "Preferred Securities") representing undivided beneficial interests in the assets of the Trust, the Original Guarantor and the Guarantee Trustee entered into a Guarantee Agreement dated as of December 5, 1995 (the "Original Guarantee Agreement"), pursuant to which the Original Guarantor irrevocably and unconditionally agreed, to the extent set forth therein, to pay to the Holders of the Preferred Securities the Guarantee Payments (as defined in the Original Guarantee Agreement) and to make certain other payments on the terms and conditions set forth therein (collectively, the "Original Guarantee"); and

          WHEREAS the Additional Guarantor proposes in and by this Agreement to unconditionally and irrevocably guarantee, on a subordinated basis, the Original Guarantor's obligation to pay to the Holders of the Preferred Securities the Guarantee Payments and the other obligations of the Original Guarantor under the Original Guarantee Agreement.


          NOW THEREFORE, the Original Guarantor, the Additional
Guarantor and the Guarantee Trustee hereby agree as follows:

          SECTION 1. Capitalized Terms. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Original Guarantee Agreement.

          SECTION 2.  Powers and Duties of the Guarantee
Trustee. (a) This Agreement shall be held by the Guarantee Trustee in trust for the benefit of the Holders. The Guarantee Trustee shall not transfer its right, title and interest in this Agreement to any Person except a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Guarantee Trustee or to

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a Holder exercising his or her rights pursuant to Section 5.  The right, title and interest of the Guarantee Trustee to this Agreement shall vest automatically in each Person who may hereafter be appointed as Guarantee Trustee in accordance with
Article IV of the Original Guarantee Agreement. Such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered.

          (b) If a default by the Additional Guarantor on any of its payments or other obligations under this Agreement (an "Event of Default") occurs and is continuing, the Guarantee Trustee shall enforce this Agreement for the benefit of the Holders.

          (c) This Agreement and all moneys received by the Guarantee Trustee hereunder in respect of the Guarantee Payments will not be subject to any right, charge, security interest, lien or claim of any kind in favor of, or for the benefit of, the Guarantee Trustee or its agents or their creditors.

          (d) The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders, as their names and addresses appear upon the register, notice of all Events of Default known to the Guarantee Trustee, unless such defaults shall have been cured before the giving of such notice; provided, however, that the Guarantee Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Guarantee Trustee in good faith determine that the withholding of such notice is in the interests of the Holders. The Guarantee Trustee shall not be deemed to have knowledge of any default except any default as to which the Guarantee Trustee shall have received written notice or a Responsible Officer charged with the administration of this Agreement shall have obtained written notice.

          (e) The Guarantee Trustee shall continue to serve as trustee with respect to this Agreement until a Successor Guarantee Trustee has been appointed in accordance with Article IV of the Original Guarantee Agreement, which Successor Guarantee Trustee, when so appointed, shall act as trustee with respect to this Agreement from the date of such appointment until the earlier of (i) the appointment of another Successor Guarantee Trustee in accordance with this

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paragraph (e) and Article IV of the Original Guarantee Agreement
and (ii) termination of this Agreement pursuant to the terms hereof.

          SECTION 3.  Certain Rights and Duties of the
Guarantee Trustee. (a) The Guarantee Trustee, before the occurrence of an Event of Default and after the curing or waiving of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Agreement, and no implied covenants shall be read into this Agreement against the Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 11(a)), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

          (b) No provision of this Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own wilful misconduct, except that:

          (i) prior to the occurrence of an Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

          (A) the duties and obligations of the Guarantee Trustee under this Agreement shall be determined solely by the express provisions of this Agreement, and the Guarantee Trustee shall not be liable under this Agreement except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Guarantee Trustee; and

          (B) in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Agreement; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under

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      a duty to examine the same to determine whether or not they conform to the requirements of this Agreement;

          (ii) the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible
      Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

          (iii) the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it pursuant to this Agreement in good faith in accordance with the direction of the Holders as provided herein relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Agreement; and

          (iv) no provision of this Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if it shall have reasonable ground for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Agreement or adequate indemnity against such risk or liability is not reasonably assured to it.

          (c)  Subject to the provisions of Sections 3(a) and
     (b):

          (i) Whenever in the administration of this Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon a certificate, which shall comply with the provisions of
      Section 314(e) of the Trust Indenture Act, signed by any authorized officer of the Additional Guarantor;

          (ii) the Guarantee Trustee (A) may consult with counsel
      (which may be counsel to the Additional Guarantor or any of its Affiliates and may include any

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      of its employees) selected by it in good faith and with due care and the written advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon and in accordance with such advice and opinion and (B) shall have the right at any time to seek instructions concerning the administration of this Agreement from any court of competent jurisdiction;

          (iii) the Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it in good faith and with due care;

          (iv) the Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request or direction of any Holders, unless such Holders shall have offered to the Guarantee Trustee reasonable security and indemnity against the costs, expenses (including attorneys' fees and expenses) and liabilities that might be incurred by it in complying with such request or direction; provided, however, that nothing contained in this clause (iv) shall relieve the Guarantee Trustee of the obligation, upon the occurrence of an Event of Default (which has not been cured or waived) to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in this exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs; and

          (v) any action taken by the Guarantee Trustee or its agents hereunder shall bind the Holders and the signature of the Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action; and no third party shall be required to inquire as to the authority of the Guarantee Trustee so to act, or as to its compliance with any of the terms and provisions of this Agreement, both of which shall be conclusively evidenced by the Guarantee Trustee's or its agent's taking such action.

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          SECTION 4.  Additional Guarantee.  (a) The Additional
Guarantor irrevocably and unconditionally guarantees, on a subordinated basis as provided herein, the Original Guarantor's obligations to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Trust or the Original Guarantor), as and when due, regardless of any defense, right of setoff or counterclaim that the Trust may have or assert (the "Additional Guarantee"). The Additional Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Additional Guarantor to the Holders or by causing the Original Guarantor or the Trust to pay such amounts to the Holders.

          (b) The Additional Guarantor hereby waives notice of acceptance of this Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Original Guarantor or the Trust or any other Person before proceeding against the Additional Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

          (c) The obligations, covenants, agreements and duties of the Additional Guarantor under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

               (i) the release or waiver, by operation of law or otherwise, of the performance or observance by the Trust or the Original Guarantor of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Trust or the Original Guarantor;

               (ii) the extension of time for the payment by the Trust of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sum payable that results from the extension of any interest payment period on the Subordinated Debentures or any

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      extension of the maturity date of the Subordinated
      Debentures permitted by the Indenture);

              (iii) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Trust granting indulgence or extension of any kind;

              (iv) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;

              (v) any invalidity of, or defect or deficiency in, the Preferred Securities;

              (vi) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

             (vii) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section that the obligations of the Additional Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

          (d) There shall be no obligation of the Holders to give notice to, or obtain consent of, the Additional Guarantor with respect to the happening of anything set forth in Section 4(c).

          SECTION 5. Enforcement of Additional Guarantee. The Additional Guarantor and the Guarantee Trustee expressly acknowledge that (i) this Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders;
(ii) the Guarantee Trustee has the right to enforce this Agreement on behalf of the Holders; (iii) Holders representing not less than a Majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of this Agreement, including the giving of directions to the Guarantee Trustee, or exercising any trust or other power

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conferred upon the Guarantee Trustee under this Agreement;
provided, however, that, except for directing the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, the Guarantee Trustee shall not take any of the foregoing actions at the direction of the Holders unless the Guarantee Trustee shall have received, at the expense of the Additional Guarantor, an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that such action will not result in the Trust being treated as an association taxable as a corporation or a partnership for United
States Federal income tax purposes and that, following such action, each holder of Trust Securities will be treated for United States Federal income tax purposes as owning an undivided beneficial interest in the Subordinated Debentures; and (iv) if the Guarantee Trustee fails to enforce this Agreement for any reason, any Holder may, at its own expense, institute a legal proceeding directly against the Additional Guarantor to enforce its rights under this Agreement, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other Person.

          SECTION 6.  Guarantee of Payment.  This Agreement
creates a guarantee of payment and not merely of collection.

          SECTION 7. Subrogation. The Additional Guarantor shall be subrogated to all (if any) rights of the Holders against the Trust and the Original Guarantor in respect of any amounts paid to the Holders by the Additional Guarantor under this Agreement; provided, however, that the Additional Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Agreement. If any amount shall be paid to the Additional Guarantor in violation of the preceding sentence, the Additional Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

          SECTION 8. Independent Obligations. The Additional Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Trust with respect to the Preferred Securities and the Original Guarantor with respect to the Original Guarantee, and that the Additional Guarantor shall be liable as principal and as

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debtor hereunder to make any payments required pursuant to the terms of this Agreement notwithstanding the occurrence of any event referred to in paragraphs (i) through (vii) of Section 4(c) hereof.

          SECTION 9. Subordination. This Agreement constitutes an unsecured obligation of the Additional Guarantor that ranks
(a) pari passu with the guarantees delivered by the Additional Guarantor in connection with the PERCS, (b) pari passu with the most senior preferred or preference stock of the Additional Guarantor outstanding on the date of this Agreement or hereafter issued and with any guarantee now or hereafter entered into by the Additional Guarantor in respect of any preferred or preference stock of any affiliate of the Additional Guarantor,
(c) senior in right of payment to the common stock and series common stock of the Additional Guarantor and (d) subordinate and junior in right of payment to all other liabilities of the Additional Guarantor.

          SECTION 10. Events of Default; Waiver. (a) Subject to paragraph (b) of this Section, Holders may by vote of at least a Majority in aggregate liquidation amount of the Preferred Securities, (i) direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee or (ii) on behalf of all of the Holders waive any past Event of Default and its consequences. Upon such waiver, any such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

          (b) The right of any Holder to receive payment of the Guarantee Payments in accordance with this Guarantee Agreement, or to institute suit for the enforcement of any such payment, shall not be impaired without the consent of each such Holder.

          SECTION 11. Termination. This Agreement shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price of all of the Preferred Securities, (ii) the distribution of the Subordinated Debentures to all of the Holders or (iii) full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust. Notwithstanding

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the foregoing, this Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid under the Preferred
Securities, the Original Guarantee or under the Additional Guarantee.

         SECTION 12.  Successors and Assigns.  All guarantees
and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Additional Guarantor, including any successors permitted under Article Five of the Indenture, and shall inure to the benefit of the Holders then outstanding. Except in connection with a consolidation, merger or sale involving the Additional Guarantor that is permitted under Article Five of the Indenture, the Additional Guarantor shall not assign its obligations hereunder.

          SECTION 13. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows:

          (a) if given to the Additional Guarantor, to the address set forth in the Original Guarantee Agreement for notices given to the Original Guarantor or such other address as the Additional Guarantor may give notice of to the Holders;

          (b) if given to the Guarantee Trustee, to the address set forth in the Original Guarantee Agreement or to such other address as the Guarantee Trustee may give notice of to the Holders; and

          (c) if given to any Holder, at the address set forth on the books and records of the Trust.

          All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or three Business Days after mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

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          SECTION 14.  Benefit.  This Agreement is solely for the
benefit of the Holders and, subject to Section 2, is not separately transferable from the Preferred Securities.

          SECTION 15.  Not Responsible for Recitals or Issuance
of Guarantee.   The recitals contained in this Agreement shall be
taken as the statements of the Original Guarantor and the Additional Guarantor and the Guarantee Trustee does not assume any responsibility for their correctness. The Guarantee Trustee makes no representations as to the validity or sufficiency of this Agreement.

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          SECTION 16.  GOVERNING LAW.  THIS AGREEMENT SHALL BE
GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE
LAWS OF THE STATE OF NEW YORK.


          This Agreement is executed as of the day and year first above written.


                         TIME WARNER INC., as Original
                         Guarantor,

                         By  ___________________________
                         Name:  Thomas W. McEnerney
                         Title: Vice President



                         TW INC., as Additional Guarantor,


                         By  ___________________________
                         Name:  Thomas W. McEnerney
                         Title: Vice President
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                         THE FIRST NATIONAL BANK OF
                         CHICAGO,
                         as Guarantee Trustee,


                         By _______________________________
                         Name:  Melissa G. Weisman
                         Title: Assistant Vice President


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